Exhibit 10.104

BONUS AGREEMENT

This Bonus Agreement (this “Agreement”) is entered into effective as of April 17, 2008, by and between Meade Instruments Corp., a California corporation (the “Company”), and Robert Davis (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to sell two of its brands;

WHEREAS, Executive has been instrumental in finding potential buyers of these brands; and

WHEREAS, if the Company is able to sell such brands for a certain purchase price and Executive continues to assist the Company in such effort, the Company desires to compensate Executive on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

Section 1.               Definitions.

(a)           “Bonus Amount” shall mean One Hundred Thousand Dollars ($100,000).

(b)           “Closing Date” shall mean the last to occur of the closing date of a Qualified Redfield Transaction or the closing date of a Qualified Weaver Transaction.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)           “Qualified Redfield Transaction” shall mean the sale of Redfield to a third party for at least Three Million Dollars ($3,000,000) in cash.

(e)           “Qualified Weaver Transaction” shall mean the sale of Weaver to a third party for at least Five Million Dollars ($5,000,000) in cash.

(f)            “Redfield” shall mean the Company’s brand “Redfield” and the trademarks, marketing materials and all other rights and materials of the Company which relate solely to such brand.

(g)           “Weaver” shall mean the Company’s brand “Weaver” and the inventory, trademarks, marketing materials and all other rights and materials of the Company which relate solely to such brand.

Section 2.               Continuing Employment Requirement.  In order for Executive to receive the Bonus Amount under this Agreement, Executive must be employed by the Company on the Closing Date.

Section 3.                                            Bonus Amount.  Subject to Section 2, upon the occurrence of the Closing Date, Executive shall be entitled to receive the amount equal to the Bonus Amount.

Section 4.                                            Payment of Bonus Amount.  The Bonus Amount shall be paid in a lump sum within five days of the Closing Date.  All taxes and other deductions required by law shall be deducted from the Bonus Amount.

Section 5.                                            Term.  The term of this Agreement shall end on the earliest of the following (“Agreement Termination Date”):

(i)                                     April 25, 2008;

(ii)                                  Redfield is sold in a transaction which does not qualify as a Qualified Redfield Transaction;

(iii)                               Weaver is sold in a transaction which does not qualify as a Qualified Weaver Transaction; and

(iv)                              Executive ceases to be employed by the Company for any reason.

If a Closing Date has not occurred on or before the Agreement Termination Date, no payments will be made under this Agreement for any reason.

Section 6.                                            Section 409A.  It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date of Executive’s separation from service or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then (A) such payments shall be delayed until the date that is six (6) months after the date of Executive’s separation from service with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to the interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).  Any payments delayed pursuant to this Section 6 shall be made in a lump sum on the first day of the seventh month following Executive’s separation from service, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.

Section 7.                                            No Assignment.  The Bonus Amount payable under this Agreement shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause the Bonus Amount to be so subjected shall not be recognized, except to the extent required by law.

Section 8.                                            No Employment Rights.  This Agreement is not a contract for employment, shall not confer employment rights upon Executive and shall not modify the terms of any other agreement between the Company and Executive.

Section 9.                                            Severability.  If any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement shall continue in full force and effect.

Section 10.                                      Amendment.  This Agreement may not be amended except with the written agreement of both parties.

Section 11.                                      Counterparts.  This Agreement may be signed in counterparts, and all such counterparts taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

MEADE INSTRUMENTS CORP., a California corporation

By:	/s/ Steven L. Muellner
Name:	Steven L. Muellner
Its:	President, CEO

“EXECUTIVE”

/s/ Robert Davis
Robert Davis